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                                                                   EXHIBIT 10.12


MCCAW INTERNATIONAL, LTD

November 3, 1995

Mr. Keith Grinstein
2345 43rd Avenue East
Seattle, WA 98112
Dear Keith:

         We are very pleased to offer you a position with McCaw International, Ltd. ("McCaw International") as its President and Chief Executive Officer to be based in Kirkland, Washington.

         Outlined below are the terms and conditions regarding the offered position:

         - Your employment with McCaw International will start on or about January 1, 1996.

         - Your beginning compensation will be a salary of $150,000 per year and will be subject to review through an annual performance evaluation. You will be paid bi-monthly, with paychecks delivered to you one week following the end of the pay period. Your next performance review for salary adjustment will be in January of 1997.

         - You will be eligible to receive an annual bonus, determined at year-end based upon your performance against objectives. We will work together to mutually determine those objectives within 30 days of your start date. McCaw International recognizes that in the first two years it will be difficult to measure performance objectively and we will gauge our criteria for those year's performance objectives accordingly. This bonus is paid in the month of January for the prior year's performance. You will have no bonus for any portion of calendar year 1995.

         - You will be President and Chief Executive Officer of McCaw International, reporting as specified from time to time by the Board of Directors of McCaw International; although you will remain subject to the direction and control of the Board of Directors of
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Mr. Keith Grinstein
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November 3, 1995


             McCaw International and will report directly to such Board on a periodic basis for such purposes, initially you also will have a reporting relationship to the Operations Committee of the Board of Directors of Nextel Communications, Inc. ("Nextel"), the ultimate parent of McCaw International, in connection with such Operations Committee's role in developing and assessing the overall international business strategy and plan for the Nextel consolidated group.

         - You will be awarded options to acquire shares of the Class A Common Stock ("Shares") of Nextel in accordance with the Option Plan of Nextel. These options constitute qualified options under the Internal Revenue Code. The number of options which you will be granted will be at the market price as of close on the later of the date on which your employment was agreed and the date your option grant is approved by the Nextel Compensation Committee, and the number of the options you will receive is 50,000. These options will vest over 4 years in accordance with the Nextel Option Plan.

         - You will receive a Stock Appreciation Right in McCaw International in accordance with a Stock Appreciation Right Plan for McCaw International which has yet to be documented but which shall be in accordance with mutually acceptable terms. The number of SARs which you will receive is 400,000 at par. They will vest over 4 years on a prorated monthly basis commencing upon employment. The SAR Plan will contemplate a grant to you of all appreciation in the units that you receive, over and above a prime plus two interest rate. While the number of units that you have will not be diluted, you realize that as additional equity is injected into McCaw International, your percentage SAR interest will decline.

         - The initial term of your employment with McCaw International shall terminate June 30, 1997, and shall automatically be renewed for a subsequent one year term commencing July 1, 1997 unless during December 1996 either party elects by written notice not to renew.

             If you are terminated (or not renewed) other than for cause by McCaw International, you will receive (upon and assuming your execution of a suitable claims release in favor of McCaw International) a termination payment equal to (a) salary for the remaining initial term of your
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Mr. Keith Grinstein
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November 3, 1995




             employment but (b) no less than 6 months salary and in either case excluding bonus but including Cobra rights.

         - So long as your employment with McCaw International continues and McCaw International continues to be a subsidiary of Nextel, you will be eligible to participate in the on going Nextel Option Program. The current Nextel Option Plan is as described in a brochure which I have not yet had a chance to obtain, but which I will give you as soon as I do obtain it. It will change in an undetermined fashion soon, however, and may not reflect the current terms of the plans; additionally, it may be amended from time to time or terminated by Nextel.

         - You will be eligible to receive the benefits package offered by McCaw International, a summary of which is attached. McCaw International reserves the right to alter this benefit package at any time.

         -   You will accrue vacation with pay at a rate of 20 days per year.

         Keith, we believe that you will make a valuable addition to our team and look forward to working with you. Please don't hesitate to contact me if you have questions or need additional information.

         Please sign below where indicated and return this letter to me no later than ____, 1995.

Sincerely,

MCCAW INTERNATIONAL, LTD.

C. James Judson
President

I accept the offer of employment contained in this letter and hereby agree that I have read and understand the terms contained herein.

/s/ KEITH GRINSTEIN                    November 6, 1995
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Keith Grinstein                        Dated





            2320 Carillon Point, Kirkland, Washington 98033-7353